Exhibit 10.36
 (Translated from Portuguese)

MEMORANDUM OF UNDERSTANDING

By this present Agreement entered into by the parties:

AURORA GOLD MINERACAO LTDA, a company registered with CNPJ under no. 07.763.340/0001-50, with its Office at Av. das Américas, n° 700, Bl. 8, Lja. 215-A, parte, CEP 22640-100, Barra da Tijuca, Rio de Janeiro, RJ, in this act represented by its attorney Luis Mauricio Ferraiuoli de Azevedo, Brazilian, single, lawyer, registered with the Brazilian Bar Association (RJ) under no. 80412 and registered at CPF under no. 753.468.697-00, hereinafter referred to as AURORA;

LUIZA LOPES DA SILVA, Brazilian, single, businessperson, bearer of ID card RG 1541442 SSP/PA, registered at CPF under no. 269.857.212-49, with address at Passagem Clodison Borges, do Vale, no. 52, bairro N. Sa. do Perpetuo Socorro, Itaituba, Pará, CEP 68180-100, hereinafter referred to as LICENSEE, and all parties collectively referred to as CONTRACTING PARTIES.

OBJECT: Hereinafter referred to as “Garimpo Comandante Arara”, located in the Municipality of Itaituba, Pará, made up of Applications for Mining Permissions DNPM no. 853.785/93 to 853.839/93, held in the name of Maria Janete de Sousa Santos, hereby present as Consenting Intervenor.

A. WHEREAS the LICENSEE acquired from the Consenting Intervenor the mineral rights referring to the above-mentioned Applications for Mining Permit Processes, with assured priority, by means of an instrument of assignment as per annex (Annex A), hereinafter referred to as GARIMPO, which assignment has not yet been registered with the DNPM.

B. WHEREAS AURORA is interested in acquiring the mineral rights of GARIMPO and for such purpose wishes to explore its gold potential and if the assessment is favourable, acquire the pertinent mineral rights and so shall have access to information gathered on site by the LICENSEE who agrees to this, with the knowledge that the work done is at AURORA’s expense and risk.

C. WHEREAS AURORA has the necessary technology to research, explore and economically develop gold mineral reserves as well as means required to carry out the development of those same activities in the GARIMPO.

D. WHEREAS the CONTRACTING PARTIES wish to enter into and celebrate an Agreement for the Assignment and Transfer of Mineral Rights and Researches, and for such purpose AURORA shall assist in obtaining research permits and, in order to preserve the negotiation, the parties agree to execute this temporary Memorandum of Understanding instrument, hereinafter referred to as MOU, and having as its object the establishment of the right and obligations of the CONTRACTING PARTIES among themselves and any third party, until a definitive Agreement is celebrated.

E. WHEREAS AURORA, in order to maintain the negotiations and eventually celebrate a definitive agreement based on this MOU, shall submit a technical due diligence within 60 days.

Therefore, the CONTRACTING PARTIES have decided to enter into and celebrate this Memorandum of Understanding which shall be subject to the following terms and conditions:

1 - EVALUATION AND STATEMENT OF INTEREST

1.1 - In view of that specified in item B of this MOU, AURORA undertakes hereby to pay the LICENSEE the sum of R$ 100.000,00 (one hundred thousand reals), as a deposit to have the sole and exclusive right to duly and in detail appraise the GARIMPO, of which R$ 20.000,00 (twenty thousand reals) are paid on the date of the signing of this instrument, and therefore the LICENSEE hereby grants full, general and irrevocable acquittance; R$ 40.000.00 (forty thousand reals) shall be paid on 15.11.2006 and the remaining R$ 40.000,00 (forty thousand) shall be paid on 15.12.2006.

1.2 - The payments called for in this MOU shall be made through a bank deposit in the account of Luiza Lopes da Silva, account with Banco Bradesco, account nº 023252-1, at Branch 0759-5, which the LICENSEE indicates to AURORA.

1.3 - The LICENSEE, as from the date of the execution hereof and within the period of 60 days, undertakes not to assign, transfer, encumber or lien the mineral rights relating to the GARIMPO, who according to the terms and conditions set forth in this instrument agrees to make available to AURORA, with exclusivity, to inspect and examine all and any data it might have access to in regard to GARIMPO. During this period, AURORA shall make site visits, examine the data and decide to exercise its option to acquire the GARIMPO. In case AURORA decides to exercise its option to acquire the GARIMPO, it shall notify the LICENSEE of its decision at least five days prior to the expiration of the abovementioned period.

2 - ASSIGNMENT AND TRANSFER OF RIGHTS

2.1 - In accordance with item 1.3 of this MOU, having AURORA notified the LICENSEE of its interest to acquire the GARIMPO, the parties shall celebrate an “Agreement for the Assignment and Transfer of Mineral Rights and Other Covenants”, which shall establish the terms and conditions of assignment based on this MOU, and if the respective research permits have already been granted, apply to the DNPM an endorsement for the transfer of the mineral rights to AURORA, or another party it may indicate, according to Annex B, all in accordance with the price conditions established as follows:

Payment	Date
a. R$ 40.000,00*	15.01.2007
b. R$ 25.000,00**	15.03.2007
c. US$ 60,000**	15.07.2008
d. US$ 70,000**	15.07.2009
e. US$ 500,000**	15.07.2010

* The payment of this instalment shall be made provided the LICENSEE confirms, through certificate issued by the DNPM that the mineral rights all have priority and the processes are duly registered without any vice which may impair them.

** The payment of the instalment(s) in questions shall be made provided survey authorization for the mineral rights in question has been obtained and the assignment of the mineral rights endorsed to AURORA. In case of delay, that is, the conditions are not met by 15.03.07, the payment (b) shall be postponed, with the rest to be made at the time intervals defined above and provided such payment conditions are met.

2.1.1 In addition to the price herein established, AURORA shall pay to the LICENSEE a monthly participation in the mining results which might be obtained in any of the mineral rights in the GARIMPO, in a value equivalent to 1.5% (one and half percent) of the monthly net results of the primary gold production, as defined below in item 2.1.2.

2.1.2 The participation in the mining results shall be paid by the 10th (tenth) business day of the month subsequent to the production month, and the payment shall be made through a bank deposit as indicated above or as stipulated by the LICENSEE.

2.1.3 For the purposes specified above, the production net result shall correspond to the value of the gross revenue AURORA obtains from the sale of the gold produced and originating from the GARIMPO, being deducted the values corresponding to (i) transportation cost from the mine to the refinery; (ii) refining cost; (iii) any and all direct taxes of any nature incurred with the sale of the gold; and (iv) “financial compensation" as provided for in Law 7790 of December 28, 1989.

2.1.4 AURORA is entitled to the right to redeem the payment obligation on the participation in the mining results, item 2.1.1, upon payment of the equivalent in local currency to US$ 1,000,000 (one million US dollars).

2.2   The LICENSEE hereby shall, under the terms of this instrument and in the best form of the law, permit AURORA to execute in the GARIMPO for an initial period of 2 (two) months as from the date of this MOU, and an additional 42 (forty-two) months in case the GARIMPO is acquired, assessment work and geological survey which it deems necessary to ascertain the existence of possible primary deposits which may be economically explored. It should be noted that during the geological assessment of the GARIMPO, the LICENSEE may develop works therein provided that work in the said mining site does not interfere with AURORA’s research activities.

2.3 Regarding the ownership, the LICENSEE declares to be the legitimate and sole owner of the areas comprising the GARIMPO, and therefore, the mining results, right to rental or any indemnifications are included in the prices established in clause 2.1 above. In case of absence of authorizations or eventual problems with access or title to the surface areas, these shall be resolved by the LICENSEE, and in the absence of a solution, AURORA is authorized to resolve such matters and shall deduct all and any cost incurred from the values due to the LICENSEE.

2.4 For such purpose, the LICENSEE agrees to the best of its ability to provide AURORA with technical, legal and operational support, as well as undertake to endeavour its best efforts to obtain the registration of the above assignment within the shortest period possible and assist in any way possible for the success of the surveys and for reaching the objectives hereby proposed, with AURORA being responsible for the financial expenses incurred to obtain such results.

2.5 AURORA may, after the registration of the assignment and transfer of rights, transfer to any third parties the mineral rights granted to it under this Agreement, provided there is an inclusion of a clause in this regard.

2.6 At any time, AURORA shall be entitled to terminate this MOU and withdraw from the GARIMPO, by means of a notice, fax, cable or advice to the LICENSEE to this effect, being henceforth free of any and all payment commitments yet to be due. If AURORA decides to exercise its option to terminate the Agreement, it shall deliver to the LICENSEE in due course a detailed technical report which shall include all and any information gathered to date.

2.7 Each of the CONTRACTING PARTIES herein shall be liable for any and all environmental damages resulting from their activities carried out in the GARIMPO. In this regard, the LICENSEE is responsible for the environmental damages caused to the GARIMPO up to the signing of this agreement. In case of non-compliance of such obligations, AURORA is authorized to provide for eventual recovery work, deducting the expenses incurred from the amounts payable according to above item 2.1.

2.8 At any time during the period of this MOU, AURORA may exercise the right referred to in clause 1.3 above by means of an express notification to the LICENSEE in this regard from which the transfer of the mineral rights shall be effected and the definitive agreement signed within 5 (five) days, and for this purpose the LICENSEE and the Consenting Intervenor hereby grant powers to the representative of AURORA to enable him to submit the respective transfer to the DNPM, according to annex C.

3. CONFIDENTIALITY

3.1 The terms of this Agreement as well as all and any technical and financial information referring to the GARIMPO constitute confidential information of the CONTRACTING PARTIES and shall not be disclosed, divulged or made known to any third party or published without previous written consent of the non-disclosing party. Exception to the confidentiality obligation will be the case in which any of the CONTRACTING PARTIES needs to disclose said information as a result of it being linked to the stock market and disclosure is required by law.

4. COMMUNICATION

4.1 Any notice and communication related to the GARIMPO shall be given in writing and shall be deemed to be effectively given upon personal delivery, or by registered letter or upon receipt of transmission by fax or cable, provided there is an acknowledgement of receipt.

5. REPRESENTATIONS AND WARRANTIES

5.1 Each of the PARTIES herein represents and warrants to each other that:

a. They have the power, capacity and authority to enter into and perform the Agreement and all transactions contemplated herein;
b. There are no provisions in their By-laws, statutes or agreements of which they are a party or object which may prevent the celebration and execution of this Agreement;
c. The celebration of the Agreement shall not result in a default under any agreement or instrument to which the PARTIES are a party, as well as shall not infringe any applicable laws, regulations, suits, decree or rule which they might obey or any arrangement, waiver, or agreement of which it is a party;

5.2 The LICENSEE hereby declares and guarantees that:

a. The Applications for Mining Permission have assured priority.
b. There are no pending liabilities, warranties, pledge, or any other obligations which might significantly in any way interfere with the mineral rights object of the Agreement, and said rights are free and clear of any claims, liens or encumbrances;
c. In respect of item 2.1 with regard to the mineral rights herein referred to, there are no contractual obligations in respect to royalties, finder’s fee and/or any other contribution to any landowners, occupiers or third parties;
d. There are no pending environmental liabilities.

5.2.1 In case it is shown that the mineral rights are not priority in their totality or in case some irregularity is found in the instruction of the processes, proven by means of the certificate referred to in item 2.1, the LICENSEE undertakes to reimburse to AURORA the amounts which already have been paid as a result of this agreement, in which case this agreement is then rescinded.

5.2.2 In case AURORA is impeded from proceeding to the transformation of the mineral rights into survey permits and from transferring them to AURORA, either due to impediment caused by the Consenting Intervenor or by any other reason which is not caused solely and exclusively by AURORA, the LICENSEE undertakes to reimburse AURORA all amounts which already have been paid as a result of this agreement, in which case this agreement is then rescinded.

6. AMENDMENTS AND PREVIOUS EVENTUAL AGREEMENTS AND DISPOSITIONS

6.1 This MOU represents and comprises all the understanding and commitments agreed amongst the CONTRACTING PARTIES, and replaces or overlaps any and all previous agreements and negotiations, verbal or written, with regard to the issues herein addressed.

6.2 By this MOU the signatories, their successors and any assignees are obliged to comply with the terms and conditions set forth herein.

6.3 This MOU shall not be amended, in its parts or as a whole, except when previously agreed upon by the CONTRACTING PARTIES, and provided that such changes are done upon a written consent, executed and signed by the representative of each party.

6.4 No tolerance by any of the CONTRACTING PARTIES with regard to any future defaults in the compliance of this instrument shall constitute an amendment or novation of the conditions agreed upon herein.

6.5 This MOU and its annexes, which after being signed by the CONTRACTING PARTIES and the witnesses will make an integral part of this instrument, represent the whole agreement entered into by the Parties, and shall govern and regulate their activities, according to the terms and conditions set forth hereto.

6.6 The terms set forth in this agreement are valid and binding and shall regulate and govern the business amongst the CONTRACTING PARTIES, until a definitive Agreement is executed which is expected to occur by 31.12.2006.

6.7 The CONTRACTING PARTIES declare and warrant that they grant an extrajudicial, executive power to this MOU, with full force, according to the terms established in item II, article 621 of the Code of Civil Procedure, with the reading given in Act 8953/94.

7. GOVERNING LAW AND DISPUTE RESOLUTION

7.1 This agreement shall be governed by the laws of Brazil.

7.2 The Parties hereby agree that any and all dispute arising from this agreement shall be resolved at the Main Court of Rio de Janeiro, with exclusion of any other, prevailing over any other.

However, the parties are entitled to resolve any dispute by means of arbitration at the court of the capital of Rio de Janeiro.

IT WITNESS WHEREOF, the parties execute this instrument in 3 (three) counterparts of identical tenor and form, in the presence of the witnesses below, who also subscribe this instrument, for all legal effect.

Rio de Janeiro, November 01, 2006

(Signature)
AURORA GOLD MINERAÇÃO LTDA.

(Signature)
LUIZA LOPES DA SILVA

Consenting Intervenor:
(Signature)
Maria Janete de Sousa Santos

Witnesses:
1) (Signature)
2) (Signature)

Notary Public stamp and seal, signed 10NOV2006, authenticating the signature of Luiza Lopes da Silva and Maria Janete de Sousa Santos.

Notary Public stamp and seal, signed 17NOV2006, authenticating the signature of Luis Mauricio Ferraiuoli de Azevedo.

Annex A
Copy of the assignment of rights between Maria Janete and Luiza Lopes

Annex B

TO THE DIRECTOR OF THE NATIONAL DEPARTMENT OF MINERAL PRODUCTION (DNPM)

DNPM no. 853.785/93

MARIA JANETE DE SOUSA SANTOS, Brazilian, bearer of ID card no. 2708157 SSP/PA, registered at CPF under no. 495.878.542-68,  through her attorney, hereinafter referred to as ASSIGNOR, and AURORA GOLD MINERACAO LTDA, a company registered with its Office at Av. das Américas, n° 700, Bl. 8, Lja. 215-A, parte, CEP 22640-100, Barra da Tijuca, Rio de Janeiro, RJ, in this act represented by its attorney Luis Mauricio Ferraiuoli de Azevedo, Brazilian, single, lawyer, registered with the Brazilian Bar Association (RJ) under no. 80412 and registered at CPF under no. 753.468.697-00, hereinafter referred to as ASSIGNEE, hereby inform and request the following:

On ________, the ASSIGNOR, applicant of the above-mentioned mineral rights, executed with the ASSIGNEE an “Agreement of Assignment of Mineral Rights”, transferring to the latter the aforesaid mineral rights, in accordance with the document submitted to this DNPM as per annex I. Therefore, the parties hereby present resolve to apply for the filing and registry of the requests for assignment and registration of the transfer.

We remain,
Requesting your approval,

Belém, ______________

(Signature)
MARIA JANETE DE SOUSA SANTOS
Pp Luiza Lopes da Silva

(Signature)
AURORA GOLD MINERAÇÃO LTDA.

Notary Public stamp and seal, signed 10NOV2006, authenticating the signature of Luiza Lopes da Silva.

PRIVATE AGREEMENT FOR THE ASSIGNMENT AND TRANSFER OF MINERAL RIGHTS AS FOLLOWS:

By this private agreement and as prescribed by law, the parties: Maria Janete de Sousa Santos, Brazilian, bearer of ID card no. 2708157 SSP/PA, registered at CPF under no. 495.878.542-68, hereinafter referred to as ASSIGNOR, and AURORA GOLD MINERACAO LTDA, a company registered with its Office at Av. das Américas, n° 700, Bl. 8, Lja. 215-A, parte, CEP 22640-100, Barra da Tijuca, Rio de Janeiro, RJ, in this act represented by its attorney Luis Mauricio Ferraiuoli de Azevedo, Brazilian, single, lawyer, registered with the Brazilian Bar Association (RJ) under no. 80412 and registered at CPF under no. 753.468.697-00, hereinafter referred to as ASSIGNEE.

WHEREAS the ASSIGNOR is the titleholder of Research Authorization process DNPM no. 853.785/93, hereinafter referred to as Mineral Rights, which are free and clear of any claims, liens or encumbrances.

WHEREAS the ASSIGNOR wishes to assign to the ASSIGNEE the Mineral Rights, and the latter being in agreement with such transfer, the Parties agree to execute this Agreement of Assignment and Transfer of Mineral Rights, in accordance with the following clauses and conditions:

1. By this present private agreement entered into, and as prescribed by law, the ASSIGNOR assigns and transfer to the ASSIGNEE the Mineral Rights, as they are in fact assigned and transferred, in a definitive manner.

2. It is up to the ASSIGNEE to verify with the DNPM the correctness, validity and legal status of the Mineral Rights now being assigned, and it is agreed that this present instrument will automatically loose any legal effect with regard to any of the Mineral Rights which for any reason is denied or declined by the DNPM, and as such nothing shall be alleged against the ASSIGNOR, and the parties shall mutually endeavour their best efforts to obtain the registration of the assignment now being agreed upon.

3. It is the responsibility of the ASSIGNEE, independently of the registration of the Mineral Rights referred to herein, to pay all and any taxes or expenses.

4. The ASSIGNOR hereby grants the ASSIGNEE, with regard to the Mineral Rights, full representation powers with the DNPM - National Department of Mineral Production, the Ministry of Mines and Energy, the State Secretary for Environment of the State of Pará, and IBAMA - The Brazilian Institute of Environmental and Renewable Natural Resources, with full powers to request and apply for the registration of the assignment, provide declarations and clarifications, to sign, present or withdraw any document, to meet requirements, make payments, receive the corresponding receipts, to ratify or rectify, or to compromise as well as to practice any and all acts necessary for the good compliance of the powers herein granted.

5. This present instrument is irrevocable and the signatories, their heirs or successors, are obliged to comply with the terms and conditions set forth herein, and any previous document signed between the parties with the object being the assignment and transfer of the Mineral Rights referred to herein shall be null and void.

6. The Parties hereby agree that any and all dispute arising from this agreement shall be resolved at the Main Court of the city of Rio de Janeiro, with the waiver of any other, prevailing over any others.

IN WITNESS WHEREOF, the parties execute this instrument in 3 (three) counterparts of identical tenor and form, in the presence of the witnesses below, who also subscribe this instrument.

Belém, ______________

(Signature)	(Signature)
MARIA JANETE DE SOUSA SANTOS	AURORA GOLD MINERAÇÃO LTDA
Pp Luiza Lopes da Silva

Witnesses:
1) (Signature)	2) (Signature)
Soraya Ferraz	Bruna Wandermurem

Notary Public stamp and seal, signed 10NOV2006, authenticating the signature of Luiza Lopes da Silva.

Annex C

SUB-ASSIGNMENT OF POWER OF ATTORNEY

LUIZA LOPES DA SILVA, Brazilian, single, businessperson, bearer of ID card no. 1541442 SSP/PA, registered at CPF under no. 269.857.212-49, with address at Passagem Clodison Borges, do Vale, no. 52, bairro N. Sa. do Perpetuo Socorro, Itaituba, Pará, CEP 68180-100, attorney of Maria Janete de Sousa Santos, Brazilian, bearer of ID card no. 2708157 SSP/PA, registered at CPF under no. 495.878.542-68, sub-assigns the powers received in favour of Luis Mauricio Ferraiuoli de Azevedo, Brazilian, single, lawyer, registered with the Brazilian Bar Association (RJ) under no. 80.412 and registered at the CPF under no. 753.468.697-00, granting him powers to represent her in the condition of titleholder of certain mineral rights in areas located in the Municipality of Itaituba, Para, comprised of Requests for Mining Permit DNPM no. 853.785/93 to 853. 839/93, with ample and general powers to check, obtain copies, receive, transfer and/or assign, either with or without payment, withdraw, renounce, meet requirements, apply for transformation into the system of survey authorization, including act at the National Department of Mineral Production (DNPM), the Ministry of Mines and Energy, the Brazilian Institute of Environmental and Renewable Natural Resources, SECTAM, and in any other agency of the Public Federal, State and Municipal Administration, Notary Public Offices in general, with powers also to sub-assign this present Power of Attorney, which, therefore, is signed in an irrevocable manner.

Belem, November 01, 2006

(Signature)
LUIZA LOPES DA SILVA

Notary Public stamp and seal, signed 10NOV2006, authenticating the signature of Luiza Lopes da Silva.

POWER OF ATTORNEY

MARIA JANETE DE SOUSA SANTOS, Brazilian, bearer of ID card no. 2708157 SSP/PA, registered at CPF under no. 495.878.542-68, hereby appoints as her attorney Luis Mauricio Ferraiuoli de Azevedo, Brazilian, single, lawyer, registered with the Brazilian Bar Association (RJ) under no. 80412 and registered at CPF under no. 753.468.697-00, granting him powers to represent her in the condition of titleholder of certain mineral rights in areas located in the Municipality of Itaituba, Para, comprised of Requests for Mining Permit DNPM no. 853.785/93 to 853. 839/93, with ample powers to take all necessary steps to receive, transfer and assign, whether free or in payment, the Requests for Mining Permits and the Survey Requests, who may apply whatever is necessary, including request for transformations of the same requests into Mineral Research Licenses, as well as visit, and contact the NATIONAL DEPARTMENT OF MINERAL PRODUCTION (DNPM), the Ministry of Mines and Energy, the Brazilian Institute of Environmental and Renewable Natural Resources, SECTAM, and any federal, state and municipal agencies, Notary Public offices, with powers also to sub-assign this Power of Attorney which, therefore, is signed in an irrevocable manner.

Belem, November 01, 2006

(Signature)
MARIA JANETE DE SOUSA SANTOS

Notary Public stamp and seal, signed 10NOV2006, authenticating the signature of Maria Janete de Sousa Santos.